10868 189th Street Council Bluffs, IA 51503 Phone: 712-366-0392 Fax: 712-366-0394
August 2012

Members and Friends:

Please Note: You are receiving this paper newsletter because we do not have a functional/current email address for you. Please sign up to receive your future SIRE communications by email, send your email address to sire@sireethanol.com. Newsletters are always available at our website www.sireethanol.com under the ‘SIRE Newsletter’ tab on the left hand side of the page.

Safety- We continue to see consistent improvement in our ERI Safety Audit scores, in August we had a score of 96.3%. This summer, heat was a great challenge for our employees with several 100 degree days. Everyone was encouraged to work smart, take breaks to cool down and stay hydrated. We continue to work without an accident or incident since October 23, 2009 (1039 days as of August 27, 2012). This past quarter all staff received training in arch flash proper protective equipment and arch flash prevention, as well as safe fork lift driving.

Financials- On August 14, 2012 we announced our unaudited financial results for the third fiscal quarter. Our Form 10-Q and a press release with our financial results for the third quarter were filed with the SEC on August 14, 2012. You can access the Form 10-Q report and the press release at our website www.sireethanol.com . Click on the Investor Relations Tab and select “SIRE’s SEC forms are available for viewing on the SEC's website- View”.  Our reports, prepared quarterly and annually, although lengthy, do contain additional and interesting statistical information. The press release related to our most recent filing can also be accessed from the Newsletter Tab and select Press Releases, August 2012.

Operations- This past quarter, we produced 28,602 million gallons of ethanol. This period included a one week annual maintenance shut down in April, 2012. Our yield was 2.80 gallons of ethanol per bushel. Wet distillers grains continue to provide a good market for the plant; we continue to sell well over 2,000 tons a week. We will make additional wet feed sales as available on request when it is a good value to corn. Our corn oil production has also shown good yield results.

Production has been working with ICM and Honeywell on the implementation of an advanced process control system and inventory reporting module. This system will assist in further refinement of our process controls, improving fermentation, chemical and energy use.

Maintenance has completed several projects this summer; centrifuge re-builds, improved fermentation cooling by changing some piping, added low point accesses, and addressed arch flash prevention. The lab has worked on several product trials, and has completed lab hygiene training with all employees. The logistics department  has continued to send out at least one unit train a month, and provided good turn times for our entire fleet.

Human Resources and Training- This past quarter we provided plant tours to a leadership group from Farm Credit, hosted a group of potential investors of the Subordinated Debt offering, coordinated the Board of Directors July retreat, and provided a tour for Iowa Department of Economic Authority to a delegation from China interested in ethanol byproducts. The training grants continue to provide a substantial benefit.  Topics covered during this training period included: Manager Training on providing constructive feedback, Electrical

SIRE Newsletter – Volume VI Issue 3
This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words, “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.
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Energy, Process Optimization, OSHA Compliance, Renewable Fuels- Safety, Lab and Process Safety Management, Mandatory Training for Iowa Company’s utilizing drug testing, Operator School, Proper use of SCBA Training, cooling tower, and Nebraska Ethanol Conference.

SIRE also was recognized in an article in the Midlands Business Journal, published May 4, 2012 and in a May article in the Daily Non Pareil about the Pottawattamie County Alliance.

Markets- The Bunge Merchandising team continues to work hard on originating corn and marketing our ethanol and byproducts. Wet cake has become an established product, with over 2,000 tons being sold weekly. As of the date of this letter we have already seen some new crop corn across the scales. Some producers have brought in samples to be tested for test weight and moisture. With the initial new crop deliveries, we will be testing for toxins. Kristan Barta can be reached at 712-366-8830 for corn, DDGS and Wet distillers; Dustin Ploeger, at 712-366-8462 can help you with corn sales.  The Bunge Council Bluffs office can be reached directly at 712-366-3600 then you can ask for a merchandiser.

General Manager Notes- The plant continues to run well. We hosted a meeting with several investors to answer questions on the Subordinated Debt Offering on June 12th.
The tour with the delegation from China was very interesting; they plan to have a local presence in Council Bluffs and to be active in the market for DDGS and corn oil.

Evaluating the local and US corn crop yields and corn carry out is a daily and sometimes hourly focus. Up to this point our Risk Management Group sees some indications that the RFS (Renewable Fuel Standard) for ethanol will remain in place for 2013. The industry needs everyone’s continual political support to keep the RFS2 in place. Thank you to everyone who contributed to the SIRE-PAC fall donation drive. Candidate contributions with letters explaining the value of ethanol and our by-products will be handed out shortly. Our goal is to bring our issues to the desk of key decision makers and to thank our current political support we have come to rely on.

Currently, ethanol values are about $.30 per gallon below gasoline, which is positive for future increases in ethanol prices. With corn prices above $8.00 per bushel and ethanol at $2.60 per gallon, it will require excellent operations and good risk management plans to weather the storm of this crop year. We feel our plant has both assets.

As always, please feel free to contact me at (712) 352-5002 should you have any questions.

Thank you for your support

Brian Cahill, General Manager/CEO

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SIRE Newsletter – Volume VI Issue 3
This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words, “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.
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